SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                      under Section 12(g) of the Securities
           Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                          Commission File Number 0-9579

                           Hallwood Energy Corporation
             (Exact name of registrant as specified in its charter)

      4582 South Ulster Street Parkway, Suite 1700, Denver, Colorado 80237

                                  (303) 850-7373
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                          Common Stock, $.50 par value
            (Title of each class of securities covered by this Form)

                                      None
           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)   [X]       Rule 12h-3(b)(1)(ii)      [ ]
       Rule 12g-4(a)(1)(ii)  [ ]
       Rule 12g-4(a)(2)(i)   [ ]       Rule 12h-3(b)(2)(i)       [ ]
       Rule 12g-4(a)(2)(ii)  [ ]       Rule 12h-3(b)(2)(ii)      [ ]
       Rule 12h-3(b)(1)(i)   [ ]       Rule 15d-6                [ ]

     Approximate  number of holders of record as of the  certification or notice
date:   0

     Pursuant to the requirements of the Securities Exchange Act of 1934 (name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    Hallwood Energy Corporation
                                    By:      The Hallwood Group Incorporated,
                                             successor by Merger

DATE:    December 18, 1996          By:      /s/Melvin J. Melle
      ----------------------                 -------------------
                                                Melvin J. Melle
                                                Vice President


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